UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/09/2018

Discovery Communications, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34177

Delaware	35-2333914
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Discovery Place
Silver Spring, Maryland 20910
(Address of principal executive offices, including zip code)

240-662-2000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
_
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 9, 2018, Discovery Communications, LLC, a wholly-owned subsidiary of Discovery Communications, Inc. (“Discovery”), entered into the Second Amendment to Employment Agreement with Bruce Campbell, its Chief Development, Distribution and Legal Officer (the “Second Amendment”). The Second Amendment modifies that certain Employment Agreement dated July 31, 2014 between Mr. Campbell and Discovery (as amended to date, the “Employment Agreement”). Under the terms of the Second Amendment, Mr. Campbell’s term of employment will be extended through February 14, 2022. Effective February 15, 2018, Mr. Campbell’s annual base salary will be increased to $1.8 million. Mr. Campbell’s bonus target was increased to 150% of his base salary, with a blended target for 2018 based on 45 days at his previous target of 130% and the remainder of the year at the new target of 150%.
Mr. Campbell will be recommended for an equity grant with a target value of $3.0 million as part of Discovery’s regular annual equity grants, with the equity instrument, terms and conditions and number of units to be based on Discovery’s standard practices and procedures for awards to senior executives. Mr. Campbell will also be recommended for a contract renewal grant of restricted stock units with a target value of $3.75 million, which award will provide for vesting in three substantially equal installments beginning on the second anniversary of grant. The number of shares in the contract renewal grant will be calculated by dividing the target value by the closing price of Discovery’s Series A common stock on the last trading day before the date of grant.
The Second Amendment also provides that the agreement will be interpreted in accordance with New York law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery Communications, Inc.

Date: February 14, 2018	By:	/s/ Gunnar Wiedenfels
Gunnar Wiedenfels
Chief Financial Officer